Exhibit 10.6

Secured Convertible Bridge Loan Agreement

This Convertible Bridge Loan Agreement (the “Agreement”), dated October 6, 2014, is by and between ECO Waste Conversion Solutions Corporation (hereafter “Lender”), Sonic Cavitation Ltd. (“SCLtd”), a corporation registered under the Irish Companies Act, and Sonic Cavitation LLC, a Nevada Limited Liability Company (“SonCav”). The parties will be individually referred to as just noted, or as a “Party”, and collectively referred to as the “Parties”.

WHEREAS, SCLtd owns the patent and master global distribution rights concerning a new technology to treat liquids using ultrasonic cavitation (the “Technology”), and

WHEREAS, SonCav is an existing company, of which SCLtd is Member-Manager, formed for the purpose of distributing the Technology in the United States of America, and

WHEREAS, SonCav seeks additional short term capital to support ongoing operations, which capital will mutually benefit SCLtd as Member-Manager of SonCav, and Lender is in position to assist SonCav and, in turn, SCLtd; and,

WHEREAS, Lender is interested in the possibility of becoming a member of SonCav, doing so through making a capital contribution to the Company, in accordance with the terms contained herein, to which SCLtd has no objection.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	On or by October 6, 2014, Lender will loan to SonCav the sum of one hundred thousand United States dollars ($100,000), submitted via check, and on or by December 1, 2014, Lender will loan to SonCav the additional sum of one hundred thousand United States dollars ($100,000), collectively the “Loan”, this the total loan is for $200,000. The December 1, 2014, disbursement will be submitted via wire transfer to the following coordinates:
Bank Acct Name:	Sonic Cavitation LLC	Acct. #:	3853009242
Bank Name:	Bank of America	ABA #:	026009593
Client Address:	Two Allen Center, 1200 Smith St., 16th Floor, Houston, TX 20007

2.	The “Anniversary Date” of the Loan is November 30, 2015.

3.	SonCav will pay Lender 110% of the Loan on the Anniversary Date (the “Loan Repayment”) in complete satisfaction of this Agreement.

4.	Lender has the exclusive option to convert the Loan Repayment into a non-diluting three percent (3%) equity ownership in SonCav, and a non-diluting one-quarter per cent (¼%) equity participation in SCLtd, at any time during the term of this Agreement. Each of SonCav and SCLtd shall, promptly following the date hereof and continuing until the liquidation or sale of 100% ownership interest in SonCav and SCLtd, respectively, take such actions as shall be reasonably necessary to assure that the interest of Lender in each of SonCav and SCLtd, respectively, following conversion of the Loan Repayment is not diluted, which efforts may include, among other options, one or more of (a) creation and issuance on conversion of a class of securities with perpetual non-dilutable rights representing three percent (3%) equity ownership in SonCav and one-quarter per cent (1/4%) equity ownership in SCLtd; and/or (b) issuance of additional equity interests from time to time in the future, as other equity interests are issued, however the additional equity interests shall be issued within 30 days of the issuance of any other equity ownership, to assure that the equity ownership of Lender is not diluted from the referenced levels. For purposes hereof, the requisite equity ownership interest on

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conversion shall be based on proceeds payable in the event of liquidation reflecting all classes of equity securities.

5.	SonCav agrees to grant Lender the following special pricing on the 1-time licensing fees for orders of SonCav Generator Units for the United States markets:
a.	On up to five (5) SonCav Units in 2015, cost +30%;
b.	On up to five (5) SonCav Units in 2016, cost +25%;
c.	On up to five (5) SonCav Units in each of 2017, 2018, and 2019, cost +20%.

6.	The Parties recognize significant mutual benefits in combining technologies, and agree to meet and negotiate in good faith as soon as possible to discuss possible strategic partnerships and / or joint ventures.

7.	SonCav provides Lender an exclusive “first-look” towards the possibility of being SonCav’s primary Phase 2 investor, provided any possible offer made in this regard by Lender is done between now and within two (2) weeks from successfully turning on the first full SonCav Generator Unit for field use.

8.	Should Lender need to enforce this Agreement in any court, or pursue collection action against SonCav for failure to pay the Loan Repayment, SonCav agrees to pay all costs related to such enforcement and/or collection.

9.	The Parties affirm they have the requisite ability and permission to enter into this Agreement. The Parties further agree that they shall without hesitation supply to one another any and all documents that become necessary to effectuate any section of this Agreement.

10.	This Agreement is to be interpreted under the laws of the State of Delaware. The Parties agree to Delaware courts as the exclusive forum for any action brought under this Agreement.

11.	This Agreement contains all the terms contemplated by the Parties, supersedes any other agreement, written or oral, on the subject matter, may be signed in counterparts, and may only be modified in writing signed by each Party.

Agreed by ECO Waste Conversion Solutions	Agreed by Sonic Cavitation Ltd.

/s/ Jess Rae Booth	/s/ Peter Dizer
By Jess Rae Booth, CEO	By Peter Dizer, Director

Agreed by Sonic Cavitation, LLC

/s/ Ron Swanson

By Ron Swanson, CEO

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